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                                                                    EXHIBIT 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         Agreement dated as of March 5, 2003, between Computer Network Technology Corporation, a Minnesota corporation, having a place of business at 6000 Nathan Lane North, Plymouth, MN 55442 (the "Company"), and Thomas G. Hudson (the "Executive").

                                   WITNESSETH

         WHEREAS, the Executive has assumed duties of a responsible nature to the benefit of the Company and to the satisfaction of the Board of Directors (the "Board") of the Company and its Compensation Committee;

         WHEREAS, the Board and its Compensation Committee believes it to be in the best interests of the Company to enter into this Agreement to assure Executive's continuing services to the Company including, but not limited to, under circumstances in which there is a Change of Control (as defined below);

         WHEREAS, the Board and its Compensation Committee believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations; and

         WHEREAS, in order to accomplish all the above objectives, the Board and its Compensation Committee has authorized the Company to enter into this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive hereby agree as follows:

         1.       CERTAIN DEFINITIONS.

                  (a)      The "Effective Date" shall mean the date hereof.

                  (b) The "Change of Control Date" shall mean the first date during the Employment Period (as defined in Section 1(d)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated or the Executive ceases to be Chief Executive Officer ("CEO") of the Company prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as CEO (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the

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         "Change of Control Date" shall mean the date immediately prior to the date of such termination of employment or cessation of status as CEO.

                  (c) "Compensation Committee" shall mean the Compensation Committee of the Board of Directors.

                  (d) The "Employment Period" shall mean the period commencing on the Effective Date and ending on the earlier to occur of
         (i) the third anniversary of such date or (ii) the first day of the month next following the Executive's 65th birthday ("Normal Retirement Date"); provided, however, that on each anniversary of the Effective Date, and on each successive annual anniversary of such date thereafter (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), the Employment Period shall be automatically extended so as to terminate on the earlier of (x) three years from such Renewal Date or (y) the Executive's Normal Retirement Date, unless at least 90 days prior to the Renewal Date the Company shall give notice to the Executive that the Employment Period shall not be so extended; and provided, further, that upon the occurrence of a Change of Control Date, the Employment Period shall automatically be extended so as to terminate on the earlier to occur of (1) the third anniversary of such date or (2) the Executive's Normal Retirement Date.

         2. CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of Control" or "Change in Control" shall mean:

                  (a) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of common stock of Company (the "Outstanding Company Common Stock") or
         (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company or any of its subsidiaries, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (z) any acquisition by any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners, respectively of the Outstanding Company Common Stock and Outstanding Company Voting Securities in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

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                  (b)      Individuals who, as of the date hereof, constitute
         the Company's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Company Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; or

                  (c) Completion by the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, beneficially own, directly or indirectly, less than 60% of, respectively, of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be; or

                  (d) Completion by the Company of (i) a complete liquidation or dissolution of Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

         3. EMPLOYMENT PERIOD. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, during the Employment Period under the terms and conditions provided herein.

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         4.       TERMS OF EMPLOYMENT.

                  (a)      Position and Duties.

                           (i) During the Employment Period and prior to a Change of Control Date, (A) if the Board determines that the Executive has been performing his duties in accordance with
                  Section 4(a)(iii) hereof, the Board shall re-appoint the Executive to the position of CEO with substantially similar duties to those performed by the Executive on the Effective Date, and (B) the Executive's services shall be performed at the Executive's location on the Effective Date, the Company's headquarters, or a location where a substantial activity for which the Executive has responsibility is located.

                           (ii) During the Employment Period and on and following a Change of Control Date, (A) the Executive's position (including status, offices, titles and reporting relationships), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 180-day period immediately preceding the Change of Control Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Change of Control Date or any office or location less than fifty (50) miles from such location.

                           (iii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is also expressly understood and agreed that to the extent that such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

                  (b)      Compensation.

                           (i) Base Salary. During the Employment Period, the Company shall pay the Executive a base salary (x) through April 30, 2003, at an annual rate of

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                  $350,000, and (y) from and after May 1, 2003, at an annual rate of $367,500 and during each succeeding 12 month period ending April 30, at a rate not less than his base salary in effect on the last day of the preceding 12-month period ending April 30. During the Employment Period, base salary shall be reviewed at least annually and shall be adjusted as agreed between the Compensation Committee of the Board of Directors and Executive (in the event no agreement is reached, Base Salary shall remain unchanged). Any increase in base salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Base Salary shall not be reduced after any such increase except in connection with Company wide reductions applied to other senior executives of the Company. Base salary under Section 4(b)(i) shall hereinafter be referred to as the "Base Salary."

                           (ii) Additional Compensation. In addition to Base Salary, the Executive shall be participate in the Company's Success Share Bonus Arrangement under terms and conditions determined each year by the Compensation Committee of the Board of Directors of the Company (which, currently is a 65% incentive opportunity and beginning May 1, 2003, shall be a 100% incentive opportunity for the applicable year).

                           (iii) Fringe Benefits. While Executive is employed by the Company under this Agreement, the Company shall provide Executive such insurance and other benefits as are provided from time to time by the Company to its other executives, in accordance with the Company's benefits practices then in effect.

         5.       TERMINATION.

                  (a) Death or Disability. This Agreement shall terminate automatically upon the Executive's death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice of its intention to terminate the Executive's employment hereunder. In such event, the Executive's employment with the Company shall terminate effective on the 90th day after receipt by the Executive of such notice given at any time after a period of six consecutive months of Disability and while such Disability is continuing (the "Disability Effective Date"), provided that, within the 90 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means disability which, at least six months after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably). During such six month period and until the Disability Effective Date, Executive shall be entitled to all compensation provided for under Section 4 hereof.

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                  (b)      Cause. During the Employment Period, the Company may
         terminate the Executive's employment with the Company for "Cause." For purposes of this Agreement, "Cause" means (i) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company, (ii) repeated violations by the Executive of the Executive's obligations under Section 4(a) of this Agreement which are demonstrably willful and deliberate on the Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company or (iii) the conviction of the Executive of a felony.

                  (c) Good Reason. During the Employment Period, the Executive's employment hereunder may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" means:

                           (i) the assignment to the Executive of any duties inconsistent in any respect with Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 4(a)(i) or (ii) of this Agreement (including, without limitation, failure to nominate the Executive to the Board or Executive ceasing to be the Chief Executive Officer of the Company), or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities;

                           (ii) the failure by the Company to appoint the Executive to the position of CEO or any other action by the Company which results in the diminution of the Executive's position, authority, duties, or responsibilities;

                           (iii) (x) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement or (y) after the Change of Control Date, any failure of the Company to pay Base Salary in accordance with Section 4(b)(i) or failure to pay Additional Compensation on a basis comparable (with respect to targets and incentive opportunity) to that applicable to the Executive with respect to the year immediately preceding the year in which the Change in Control occurs;

                           (iv) the Company requiring the Executive to be based at any office or location other than that described in Sections 4(a)(i)(B) or 4(a)(ii)(B) hereof, except for travel reasonably required in the performance of the Executive's responsibilities;

                           (v) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                           (vi) any failure by the Company to comply with and satisfy Section 12(c) of this Agreement.

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                  Prior to giving a Notice of Termination for Good Reason,
         Executive shall notify the Company within 30 days of action the Company has taken in such 30 day period, together with any other similar actions within the prior six months, which Executive believes constitutes Good Reason. The Company shall have 30 days to cure such circumstances, and if not cured to the reasonable satisfaction of the Executive, then Executive may give such Notice of Termination for Good Reason.

                  (d) Notice of Termination. Any termination of the Executive's employment hereunder by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to such other party hereto given in accordance with Section 14(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board (excluding the Executive) at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

                  (e) Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Executive's employment hereunder is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and
         (ii) if the Executive's employment hereunder is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

         6.       OBLIGATIONS OF THE COMPANY UPON TERMINATION.

                  (a) Death. If the Executive's employment hereunder is terminated by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including, for this purpose (i) the Executive's full Base Salary through the Date of Termination at the rate in effect on the Date of Termination, disregarding any reduction in Base Salary in violation of this Agreement (the "Highest Base Salary") and (ii) any compensation previously deferred by the Executive (together with any accrued

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         interest thereon) and not yet paid by the Company in accordance with the applicable plan (to the extent vested) and any accrued vacation pay not yet paid by the Company (such amounts specified in clauses (i) and (ii) are hereinafter referred to as "Accrued Obligations"). All such Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and any of its subsidiaries to surviving families of employees of the Company and such subsidiaries under such plans, programs, practices and policies relating to family death benefits, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect on the date of the Executive's death with respect to other key employees of the Company and its subsidiaries and their families.

                  (b) Disability. If the Executive's employment is terminated by reason of the Executive's Disability, this Agreement shall terminate without further obligations to the Executive, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company and its subsidiaries to disabled employees and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect on or after the Effective Date or, if more favorable to the Executive and /or the Executive's family, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries and their families.

                  (c) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause, this Agreement shall terminate without further obligations to the Executive other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including for this purpose all Accrued Obligations. If the Executive terminates employment other than for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than those obligations accrued or earned and vested (if applicable) by the Executive through the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

                  (d)      Good Reason; Other Than for Cause, Disability or
                           Death.

                           (1) If, during the Employment Period and prior to a Change of Control the Company shall terminate the Executive's employment hereunder other than

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                  for Cause, Disability, or death or if the Executive shall
                  terminate his employment hereunder for Good Reason:

                                    (i)      the Company shall pay to the
                           Executive in a lump sum in cash within thirty (30) days (or such longer period necessary for the release referred to in Section 10(f) to become irrevocable) after the Date of Termination the aggregate of the following amounts:

                  A. to the extent not theretofore paid, the Executive's Highest
                           Base Salary through the Date of Termination; and

                                             B.     subject to execution of the
                                    release referred to in Section 10(f) and the lapse of any period necessary for such release to become irrevocable, an amount equal to 200% of the Highest Base Salary and 200% of Additional Compensation that would be paid if the Company met its plan for the fiscal year in which the termination occurred; and

                                             C.     (I) in the case of
                                    compensation previously deferred by the
                                    Executive, all amounts previously deferred
                                    (together with any accrued interest thereon) in accordance with the applicable plan and not yet paid by the Company; and all such deferred amounts shall become fully vested as of the Date of Termination, and (II) any accrued vacation pay not yet paid by the Company; and

                                             D.     the Company shall, for a
                                    period of two years continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iii) including health insurance and life insurance, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries in effect on the date of termination; provided that the Company shall not be required to provide a benefit or benefits under this Section to the extent Executive is reemployed during such two year period and such subsequent employer provides a comparable benefit or benefits. For purposes of eligibility for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed by the Company for the duration of such two year period and to have retired on the last day of such period.

                                             E.     in addition to the
                                    foregoing, one hundred percent (100%) of Executive's unvested options shall immediately vest and

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                                    shall remain exercisable for the same period
                                    as an option held by a retiring section 16 officer or Board member.

                                             F.     the Company shall provide
                                    the Executive with tax planning and
                                    financial counseling services for a period of two years following the Date of Termination on the same basis as such services were provided or made available to him immediately prior to the Date of Termination.

                           (2) If, during the Employment Period and on and after a Change of Control Date the Company shall terminate the Executive's employment hereunder other than for Cause, Disability, or death or if the Executive shall terminate his employment hereunder for Good Reason:

                                    (i)      the Company shall pay to the
                           Executive in a lump sum in cash within thirty (30) (or such longer period necessary for the release referred to in Section 10(f) to become irrevocable) days after the Date of Termination the aggregate of the following amounts:

                  A. to the extent not theretofore paid, the Executive's Highest
                           Base Salary through the Date of Termination; and

                                             B.     subject to execution of the
                                    release referred to in Section 10(f) and the lapse of any period necessary for such release to become irrevocable, an amount equal to 300% of the Highest Base Salary and 300% of Additional Compensation that would be paid if the Company met its plan for the fiscal year in which the termination occurred; and

                                             C.     (I) in the case of
                                    compensation previously deferred by the
                                    Executive, all amounts previously deferred
                                    (together with any accrued interest thereon) in accordance with the applicable plan and not yet paid by the Company; and all such deferred amounts shall become fully vested as of the Date of Termination, and (II) any accrued vacation pay not yet paid by the Company; and

                                             D.     the Company shall, for a
                                    period of three years continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iii) including health insurance and life insurance, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries in effect on the date of termination; provided that the Company shall not be required to provide a benefit or benefits under this Section to the

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                                    extent Executive is reemployed during such
                                    three year period and such subsequent
                                    employer provides a comparable benefit or benefits. For purposes of eligibility for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed by the Company for the duration of such three year period and to have retired on the last day of such period.

                                             E.     in addition to the
                                    foregoing, all of Executive's unvested
                                    options shall immediately vest if not
                                    previously vested pursuant to Section 6(e) hereof and shall remain exercisable for the same period as an option held by a retiring section 16 officer or Board member.

                                             F.     the Company shall provide
                                    the Executive with tax planning and
                                    financial counseling services for a period of three years following the Date of Termination on the same basis as such services were provided or made available to him immediately prior to the Date of Termination or the Change of Control Date, whichever is more favorable.

                  (e) All of Executive's unvested options shall immediately vest upon completion of a Change of Control, if at the time of completion such options are not substituted or continued by the acquiror, regardless of whether Executive's employment is terminated.

         7. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by Company, the Company or any of their respective subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option, restricted stock or other agreements with Company, the Company or any of their respective subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of Company, the Company or any of their respective subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy practice or program.

         8. FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses, as incurred by the Company, the Executive and others, which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to Section 9 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code").

         9.       CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company, any individual or entity whose actions result in a Change of Control, or their respective subsidiaries or affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9, including, but not limited to, any amounts in respect of (i) options to acquire shares of Company common stock and (ii) restricted shares of Company common stock (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") from the Company in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes, employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross-Up Payment, the Executive retains, after taking into account the phase out of itemized deductions and personal exemptions attributable to such Gross-Up Payment, an amount of the Gross-Up Payment equal to the Excise Tax imposed upon Payments.

                  (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the firm of independent public accountants selected by the Company (which firm shall not audit the Company's financial statements) (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 30 business days of the Date of Termination, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or company effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross- Up Payment, as determined pursuant to this Section 9, shall be paid to the Executive upon the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or a similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
         Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross- Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i) give the Company any information reasonably requested by the Company relating to such claim,

                           (ii)     take such action in connection with
                  contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii) cooperate with the Company in good faith in order to effectively contest such claim,

                           (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.

                           Without limitation on the foregoing provisions of
                  this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, pay such claim and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Executive of an amount paid by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount paid by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then Executive shall be under no obligation to repay such amount and the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         10.      CERTAIN COVENANTS OF EXECUTIVE.

                  (a) As used in Section 10 and Section 11, the Company shall include the Company and each corporation, partnership, or other entity that controls the Company, is controlled by the Company, or is under common control with the Company (in each case "control" meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

                  (b) While Executive is employed by the Company and, following the termination of the Executive 's employment for any reason, until the first anniversary of the Date of Termination, Executive will not, directly or indirectly:

                           (i) employ or attempt to employ any director, officer, or employee of the Company, or otherwise interfere with or disrupt any employment relationship (contractual or other) of the Company;

                           (ii) solicit, request, advise, or induce any present or potential customer, supplier, or other business contact of the Company to cancel, curtail, or otherwise change its relationship with the Company; or

                           (iii) publicly criticize or disparage in any manner or by any means the Company or its management, policies, operations, products, services, practices, or personnel.

                  (c) Executive hereby acknowledges and agrees that all non-public information and data of the Company, including without limitation that related to product and service formulation, customers, pricing, sales, and financial results (collectively, "Trade Secrets") are of substantial value to the Company, provide it with a substantial competitive advantage in its business, and are and have been maintained in the strictest confidence as trade secrets. Except as permitted by the Board, or as appropriate in the performance of Executive's duties in the normal course of business, Executive shall not at any time disclose or make accessible to anyone any Trade Secrets.

                  (d) Executive acknowledges and agrees that this Section 10 and each provision hereof are reasonable and necessary to ensure that the Company receives the expected benefits of this Agreement and that violation of this Section 10 will harm the Company to such an extent that monetary damages alone would be an inadequate remedy. Consequently, in the event of any violation or threatened violation by Executive of any provision of this Section 10, the Company shall be entitled to an injunction (in addition to all other remedies it may have) restraining Executive from committing or continuing such violation. If any provision or application of this Section 10 is held unlawful or unenforceable in any respect, this Section 10 shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

                  (e) Upon termination of Executive's employment for any reason, Executive covenants to resign from the Board effective no later than the Termination Date.

                  (f) Prior to the payment of any amount pursuant to Sections 6(d)(1)(i)(B), 6(d)(2)(i)(B) and Section 9, Executive shall have executed the release in the form set forth as Exhibit A (with the blanks appropriately filled in) and the release shall have become irrevocable.

         11.      CREATIONS.

                  (a) Executive hereby transfers and assigns to the Company (or its designee) all right, title, and interest of Executive in and to every idea, concept, invention, and improvement (whether patented or not) conceived by Executive and all copyrighted or copyrightable matter created by Executive that relates to the Company's business (collectively, "Creations"). Executive shall communicate promptly and disclose to the Company, in such form as the Company may request, all information, details, and data pertaining to each Creation. Every copyrightable Creation, regardless of whether copyright protection is sought or preserved by the Company, shall be "work for hire" as defined in 17 U.S.C. Section 101 and the Company shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to Executive or anyone claiming through Executive.

                  (b) All right, title, and interest in and to any and all trademarks, trade names, service marks, and logos adopted, used, or considered for use by the Company during Executive's employment (whether or not developed by Executive) to identify the Company's products or services (collectively, the "Marks") and all other materials, ideas, or other property conceived, created, developed, adopted, or improved by Executive solely or jointly during Executive's employment by the Company and relating to its business, shall be owned exclusively by the Company. Executive shall not have, and will not claim to have, any right, title, or interest of any kind in or to the Marks or such other property.

                  (c) Executive shall execute and deliver to the Company such formal transfers and assignments and such other documents as the Company may request to permit the Company (or its designee) to file and prosecute such registration applications and other documents it deems useful to protect its rights under this Agreement. Any idea, copyrightable matter, or other property relating to the Company's business and disclosed by Executive prior to the first anniversary of the Date of Termination shall be deemed to be governed hereby unless proved by Executive to have been first conceived and made after the Date of Termination.

                  (d) Executive acknowledges and understands that this Agreement does not apply to any invention that qualifies fully under the provisions of Minnesota Statutes Annotated Sections 181.78(1) and
         (2), the text of which is attached as Exhibit B. Employee acknowledges this section shall serve as written notice to Employee as required by Minnesota Statutes Annotated Section 181.78(3).

         12.      SUCCESSORS.

                  (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon Company and the Company and their respective successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         13. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, other than claims for specific performance or injunctive relief pursuant to Section 10, shall be settled by arbitration conducted in Minneapolis, Minnesota in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes by a sole arbitrator selected by the parties from the Center for Public Resources Panels of Distinguished Neutrals. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16 and judgment upon any award rendered by the arbitrator may be entered in any Minnesota state or United States federal court sitting in Minneapolis, Minnesota. The arbitrator shall not award either damages in excess of actual damages or attorneys' fees, but may award the prevailing party reasonable costs. The parties to this Agreement irrevocably submit to the jurisdiction of said arbitrator and court and agree that all such claims may be heard and determined only by such arbitrator and that all judgments may be entered in only such courts.

         14.      MISCELLANEOUS.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                           If to the Executive:     If to the Company:

                           Thomas G. Hudson         Computer Network Technology
                           (at home address         Corporation
                           separately notified)     6000 Nathan Lane North
                                                    Plymouth, MN  55442
                                                    Attention:  Board of
                                                    Directors

         or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressees.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

                  (f) Words or terms used in this Agreement which connote the masculine gender are deemed to apply equally to female executives.

                  (g) The Change of Control Agreement dated as of July 1, 2002 between the Company and Executive and the Employment Agreement dated June 9, 1996 between the Company and Executive are hereby terminated and are of no further force an effect.

                          [Remainder of page is blank.]

         IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors and Compensation Committee, the Company has caused those present to be executed in its name on its behalf, all as of the day and year first above written.

                                    EXECUTIVE

                                    /s/ Thomas G. Hudson
                                    --------------------------------------------
                                    Name:

                                    COMPUTER NETWORK TECHNOLOGY
                                     CORPORATION,

                                    By  /s/ John A. Rollwagen
                                      ------------------------------------------

                                    EXHIBIT A

                                RELEASE AGREEMENT

         Computer Network Technology Corporation (the "Company") and Thomas G. Hudson ("Executive") agree as follows:

         WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement dated ______ (the "Employment Agreement"); and

         WHEREAS, the Company and Executive have agreed to terminate the Employment Agreement releasing each other from all further obligations except those specifically identified therein as surviving such termination.

         THEREFORE, in consideration of the covenants and obligations set forth below, the Company and Executive agree as follows:

         1. Separation from Employment. Executive's employment with the Company will terminate on _________________.

         2. Severance. The Company agrees to pay Executive severance benefits in accordance with the terms of the Employment Agreement commencing as soon as practicable following the expiration of the rescission period referred to below.

         3. Release of Claims. After adequate opportunity to review this Release Agreement and to obtain the advice of legal counsel of Executive's choice, Executive hereby releases, acquits and forever discharges the Company, and all of its directors, officers, agents, employees, affiliates, parents, successors and assigns, from any and all liability whatsoever arising from or relating to (i) his employment by the Company, (ii) his separation from employment with the Company, or (iii) any other claim or liability, excluding liabilities from claims arising under this Release Agreement or under Sections 6(d) and 9 of the Employment Agreement. Subject to the foregoing, by this Release, Executive gives up any right to make a claim, bring a lawsuit, or otherwise seek money damages or court orders as a result of his employment by the Company, his separation from employment with the Company, or otherwise. Executive hereby acknowledges and intends that this Release applies to any statutory or common law claims which have arisen through the date of Executive's signature below, including but not limited to, any and all claims of unpaid wages, stock options, wrongful termination, defamation, intentional or negligent infliction of emotional distress, negligence, breach of contract, fraud, and any claims under the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Minnesota Human Rights Act (MHRA), the Family and Medical Leave Act, the Employee Retirement Income Security Act, and any other local, state or federal statutes. Executive acknowledges that this Release includes all claims Executive is legally permitted to release and as such does not apply to any claim for reemployment benefits, nor does it preclude Executive from filing a charge of discrimination with the state Department of Human Rights or the federal Equal Employment Opportunity Commission although Executive would not be able to recover any damages if Executive filed such a charge. This Release includes but is not limited to all claims relating to Executive's employment and the separation of Executive's employment. This Release Agreement shall be binding upon Executive and upon his heirs, administrators, representatives, executors, successors and assigns. Notwithstanding anything to the contrary contained herein, in no event shall this Release Agreement constitute a release by the Executive of his rights with respect to accrued benefits to which he would otherwise be entitled under any of the Company's employee benefit plans, programs or other employee benefit arrangements (excluding any severance plans or arrangements).

         4. Entire Agreement. This Release Agreement contains the entire agreement between Executive and the Company with respect to the subject matter hereof. No modification or amendment to this Release Agreement shall be valid or binding unless made in writing and signed by the parties. This Release Agreement will be interpreted under the laws of Minnesota.

         5.       Notification of Rescission Rights.

                  a) This Release Agreement contains a release of certain legal rights which Executive may have under the ADEA or the MHRA. Executive should consult with an attorney regarding such release and other aspects of this Release Agreement before signing.

                  b) The termination of Executive's employment by the Company will not be affected by Executive's acceptance or failure to accept this Release Agreement. If Executive does not accept the terms hereof, or if Executive revokes his acceptance of this Release Agreement, the Company will not provide to him the benefits described herein.

                  c) Executive has twenty-one (21) days to consider whether or not to sign this agreement, starting from the date he first receives a copy of this agreement. Executive may sign this agreement at any time during this twenty-one (21) day period.

                  d) After Executive has accepted this Release Agreement by signing it, he may revoke his acceptance for a period of fifteen (15) days after the date he signed this Release Agreement. This Release Agreement will not be effective until this fifteen (15) day revocation period has expired.

                  e) If Executive wishes to revoke his acceptance of this Release Agreement he must notify the Company in writing within the fifteen (15) day revocation period. Such notice must be delivered to the Company in person or mailed by certified mail, return receipt requested, addressed to: Computer Network Technology Corporation, 6000 Nathan Lane North, Plymouth, MN 55442,
Attention: Board of Directors). If Executive fails to properly deliver or mail such written revocation as instructed, the revocation will not be effective.

I first received a copy of this Release Agreement on _____________________.

Date:____________________                    ________________________________
                                             Thomas G. Hudson

I agree to accept the terms of this Release Agreement.

Date:____________________                    ________________________________
                                             Thomas G. Hudson

COMPUTER NETWORK TECHNOLOGY CORPORATION

By:_____________________________
   Name:
   Title:
   Date:

                                    EXHIBIT B

Minnesota Statutes Annotated Section 181.78 provides as follows:

         Subdivision 1. Any provision in an employment agreement that provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and that was developed entirely on the employee's own time, and

         (1) that does not relate (a) directly to the business of the employer or (b) to the actual or demonstrably anticipated research or development, or

         (2) that does not result from any work performed by the employee for the employer. Any provision that purports to apply to such an invention is to that extent against the public policy of this state and is to that extent unenforceable.

         Subdivision 2. No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.